Filed Pursuant to Rule 424(b)(3)
                                               Registration No. 333-81321

Prospectus Supplement                      (To prospectus dated August 31, 1999)



                            OnHealth Network Company

                                 681,534 Shares

                                  Common Stock



OnHealth Network Company is offering 681,534 shares of common stock pursuant to this prospectus supplement. All of the shares are being issued in connection with our acquisition via merger of BabyData.com Inc. on September 9, 1999. All of the shares offered by this prospectus supplement are being issued to the two former shareholders of BabyData.com Inc.

The common stock trades on the Nasdaq National Market under the symbol "ONHN". On September 9, 1999, the last sale price of the common stock as reported on the Nasdaq National Market was $6.875 per share.

See "Risk Factors" beginning on page 4 of the accompanying prospectus to read about certain factors that should be considered relating to the shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

          The date of this prospectus supplement is September 9, 1999.